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EXHIBIT 2

LOCK-UP AND ESCROW AGREEMENT

        THIS LOCK-UP AND ESCROW AGREEMENT, dated as of September 5, 2002 (this "Escrow Agreement"), by and among the persons and entities listed under the captions "Series C Holders" and "Stockholders" on the signature pages hereto and Mark R. Tolner and Cynthia D. Klein (the foregoing parties, collectively, the "Shareholder Parties" and each a "Shareholder Party"), Options Talent Group, a Nevada corporation ("OTG"), and Jeffrey Kranzdorf, as Escrow Agent (the "Escrow Agent"). For purposes of this Escrow Agreement, Mark R. Tolner and Cynthia D. Klein shall be considered together as one Shareholder Party.

Recitals

        WHEREAS, OTG, the Shareholder Parties and certain other parties have entered into that certain Agreement and Plan of Merger, dated as of September 5, 2002 (the "Merger Agreement");

        WHEREAS, immediately following the Closing (as defined in the Merger Agreement) of the Merger Agreement, the Shareholder Parties shall beneficially own the number of shares of common stock, par value $0.001 per share, of OTG (the "Common Stock") and shares of Series C Convertible Preferred Stock, par value $0.001 per share, of OTG (including the Common Stock issuable upon conversion thereof, the "Series C Preferred") set forth opposite such Shareholder Party's name on Schedule A attached hereto, and thereafter Louis J. Pearlman and Gregory T. McDonald (together the "Stockholders" and each a "Stockholder") shall receive additional shares of Common Stock upon the Additional Share Distribution Date (as defined in the Merger Agreement) and the Shareholder Parties may from time to time acquire additional securities of OTG (such shares of Common Stock, Series C Preferred and other securities of OTG beneficially owned or to be beneficially owned by the Stockholder Parties, the "Shares"); and

        WHEREAS, the Shareholders Parties desire to provide for restrictions on the transferability of their Shares;

        WHEREAS, the Jefferson Trust, Morgan Trust, Paramount Trust, Mohamed Hadid and Richard J. Walk (collectively the "Series C Holders" and each a "Series C Holder") and Stockholders desire that the Series C Holders have the ability to maintain their pro rata ownership in OTG as compared to the Stockholders' ownership in OTG; and

        WHEREAS, OTG and the Shareholder Parties desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services, pursuant to the terms and conditions of this Escrow Agreement.

        NOW, THEREFORE, in consideration of the recitals and of the respective agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1

APPOINTMENT OF ESCROW AGENT;
RESIGNATION AND SUCCESSOR

        1.1    Appointment of Escrow Agent.    The Escrow Agent is hereby appointed, and accepts its appointment and designation as, Escrow Agent pursuant to the terms and conditions of this Escrow Agreement.

        1.2    Resignation of Escrow Agent; Appointment of Successor.    The Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 days' prior written notice of resignation to OTG and the Shareholder Parties, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, OTG and the Shareholder Parties shall, unless they otherwise agree, appoint a bank or trust company as successor Escrow Agent, by a written instrument delivered to such Escrow Agent, OTG and the Shareholder Parties, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Escrow Agreement, the retiring Escrow Agent shall duly transfer and deliver the Escrow Deposit (as defined below) at the time held by the retiring Escrow Agent, provided that, if no successor Escrow Agent shall, have been appointed on the effective date of resignation of the resigning Escrow Agent hereunder, the resigning Escrow Agent may deliver the Escrow Deposit into a court of competent jurisdiction.

        1.3    Authorized Representative.    OTG and the Shareholder Parties shall each execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit A hereto for the purpose of establishing the identity of the representative of OTG and each such Shareholder Party entitled to issue instructions or directions to the Escrow Agent on behalf of each such party. In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

SECTION II

ESCROW ARRANGEMENTS

        2.1    Delivery of the Escrowed Shares; etc.

        a.    Within seven (7) days following the Closing Date (as defined in the Merger Agreement), (i) OTG shall deliver or cause to be delivered to the Escrow Agent stock certificates representing the Common Stock to be issued to the Stockholders pursuant to the Merger Agreement on the Closing Date in the aggregate amount of 116,280,000 and (ii) each Series C Holder shall deliver or cause to be delivered to the Escrow Agent the stock certificates representing the shares of Series C Preferred and Common Stock beneficially owned by each of them, respectively, as set forth on Schedule A, and on or prior to the 5th business day following the Additional Share Distribution Date (as defined in the Merger Agreement), OTG shall deliver or cause to be delivered to the Escrow Agent stock certificates representing the shares of Common Stock to be issued to the Stockholders pursuant to Section 2.7.3(ii) of the Merger Agreement (collectively, the "Escrowed Shares" and each an "Escrowed Share"). Schedule A shall be amended upon any changes to the number of Escrowed Shares pursuant to this Escrow Agreement.

        b.    The Escrow Agent shall hold the Escrow Deposit in its office safe located at 18410 St. Moritz Drive, Tarzana, California 91356, or, in the event of cash proceeds, in a segregated bank account for client accounts (the "Escrow Accounts") for the benefit of the Shareholder Parties.

        2.2    Right to Vote the Escrowed Shares.    Except as otherwise provided in the Merger Agreement, each of the Shareholder Parties shall have the right to direct the Escrow Agent in a writing signed by such Shareholder Party to exercise the voting rights pertaining to such portion of the Escrowed Shares that remain in the Escrow Accounts and are registered in the name of such Shareholder Party. The Escrow Agent shall comply with any such directions.

        2.3    Release of Escrowed Shares.    The Escrowed Shares shall be distributed as follows:

        a.    upon the written instruction of the Shareholder Parties to the Escrow Agent owning at least 85% of the Escrowed Shares, the Escrow Agent shall distribute the respective portions of the Escrowed Shares to the respective Shareholder Parties, or deliver such Escrowed Shares to a successor Escrow Agent as instructed in such written notice; or

        b.    with respect to any or all of the Escrowed Shares of a specific Shareholder Party, upon the written instruction of such Shareholder Party (a "Rule 144 Selling Shareholder Party") that any such shares have been sold pursuant to Rule 144 (as defined in Section 3.1 below) (such shares as sold pursuant to Rule 144, the "Rule 144 Shares") accompanied by the written certification of OTG that it has received an opinion of legal counsel as provided in Section 3.1, the Escrow Agent shall deliver such Rule 144 Shares so sold as the Rule 144 Selling Shareholder Party shall direct in its written instruction; provided, however, that the Shareholder Parties agree hereby that:

          (i)    the proceeds of any such sale by a Rule 144 Selling Shareholder Party pursuant to Rule 144 ("Rule 144 Proceeds") shall be shared among the Shareholder Parties pro rata according to their respective amounts of Escrowed Shares, where such pro rata amounts shall be determined as if all shares of Series C Preferred shall have been converted to Common Stock and the Rule 144 Shares had not been sold;

          (ii)  the Rule 144 Proceeds shall be distributed by the Rule 144 Selling Shareholder Party to the Shareholder Parties within 5 business days of the receipt of such proceeds by the Rule 144 Selling Shareholder Party; and

          (iii)  within 5 business days following the receipt by the Shareholder Parties (excluding the Rule 144 Selling Shareholder Party, the "Other Shareholder Parties") of their portion of the Rule 144 Proceeds, the Other Shareholder Parties each shall, or shall cause, the Transfer to the Rule 144 Selling Shareholder Party of that amount of such Other Shareholder Party's Escrowed Shares equal to their pro rata portion of the Rule 144 Shares, where such pro rata portion shall be as determined in Section 2.3(b)(i) above.

SECTION III

RESTRICTIONS ON TRANSFER

        3.1  Except as otherwise provided herein, for so long as an Escrowed Share shall be deposited with the Escrow Agent, the Shareholder Party owning (directly or indirectly) such Escrowed Share shall not Transfer such Escrowed Share; and any such Transfer so attempted shall be void and of no effect and OTG shall not recognize the transferee thereof as a stockholder of OTG with respect to such Escrowed Share. The term "Transfer" means any sale, assignment, bequest, donation, pledge, encumbrance, or other transfer. Notwithstanding the foregoing, any Escrowed Share that may be sold in compliance with Rule 144 of the Securities Act of 1933, as amended ("Rule 144"), may be so sold pursuant to and in compliance with Rule 144, provided, OTG receives a legal opinion to such effect reasonably acceptable to OTG.

SECTION IV

ESCROW AGENT

        4.1  Fees. The Escrow Agent shall be entitled to compensation for its services hereunder as per Exhibit B attached hereto, which is made a part hereof. The fees referred to in the foregoing sentence shall be paid equally by the Shareholder Parties.

        4.2  Responsibilities of Escrow Agent. The Escrow Agent's acceptance of its duties under this Escrow Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

        a.    Except as to its due execution and delivery of this Escrow Agreement, it makes no representation and has no responsibility as to the validity of this Escrow Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Agreement;

        b.    The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be;

        c.    The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taker or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or willful misconduct;

        d.    The Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel;

        e.    The Shareholder Parties shall reimburse the Escrow Agent for all expenses incurred by it in connection with its duties hereunder (other than taxes imposed in respect of the receipt of fees by the Escrow Agent pursuant to Section 4.1). The Shareholder Parties agree to jointly and severally indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "Indemnified Parties') harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Damages"), including without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Escrow Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Escrow Agreement, the Shareholder Parties shall have no liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or willful misconduct of the Escrow Agent;

        f.      The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Escrow Agreement unless in writing and signed by all parties hereto or their respective successors in interest;

        g.    The Escrow. Agent shall have no responsibility in respect of the validity or sufficiency of this Escrow Agreement or of the terms hereof. The recitals of facts in this Escrow Agreement shall be taken as the statements of OTG and the Shareholder Parties and the Escrow Agent assumes no responsibility for the correctness of the same. The Escrow Agent shall be under no obligation or duty to perform any act which would involve it in an expense or liability or to institute or defend any suit in respect of this Escrow Agreement or to advance any of its own monies unless properly indemnified;

        h.    The Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Escrow Agreement, such matter may be deemed conclusively proved and established by a certificate signed by OTG and the Shareholder Parties, and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Escrow Agreement; and

        i.      The Escrow Agent does not have any interest in the Escrowed Shares but is serving as escrow agent only and having only possession thereof. This Section 4.2(i) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

SECTION V

CERTAIN ANTI-DILUTION RIGHTS

        In the event any or all of the Stockholders and/or any of their respective Affiliates (as defined in the Merger Agreement) purchase or otherwise acquire from OTG shares of any security of OTG (such securities the "OTG Securities") (all such Stockholders and such Affiliates, the "Purchasing Stockholders") after the date hereof (excluding the shares to be issued to the Stockholders on the Additional Share Distribution Date), the Purchasing Stockholders shall promptly after consummation of such purchase or acquisition transfer their pro rata portion of such OTG Securities to the Series C Holders such that the Series C Holders and the Purchasing Stockholders maintain their proportional ownership of the securities of OTG that each such party had immediately prior to such purchase. In the event that the transfer from the Purchasing Stockholders to the Series C Holders set forth in the preceding sentence would not allow OTG to properly rely on an exemption from the registration requirements of the federal securities laws and applicable state blue sky laws for such issuance and/or sale by OTG contemplated in the preceding sentence, the Purchasing Stockholders and Series C Holders shall cooperate in good faith to obtain the same result by other means that would allow OTG to so issue and/or sell the OTG Securities under exemptions from such registration requirements.

SECTION VI

MISCELLANEOUS

        6.1    Amendment and Termination.    This Escrow Agreement may be amended or terminated by the written agreement of the parties hereto, or shall terminate automatically at such time as all Escrowed Shares and funds from the Escrow Account have been paid or distributed in accordance with the terms of this Escrow Agreement and the Escrow Agent has received all fees as described in Section 4.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent shall survive any termination of this Escrow Agreement.

        6.2    Notices.    All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery (c) sent by certified or registered mail, postage pre-paid, return receipt requested, or (d) sent by fax, to the address of the parties hereto as set forth on the signature pages hereof or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

        6.3    Governing Law.    This Escrow Agreement shall be construed, performed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida.

        6.4    Miscellaneous.    This Escrow Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The headings in this Escrow Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Escrow Agreement may be executed in several counterparts, each of which is an original but all of which together shall constitute one instrument.

[Signatures follow]

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Lock-up and Escrow Agreement as of the day and year first above written,

ESCROW AGENT:
JEFFREY KRANZDORF
By:
Name:
Title:
With a copy to:	Address:

OTG:
OPTIONS TALENT GROUP
By:
Name:
Title:
With a copy to:	Address:

[Signatures continue]

[Signature Page to Lock-up and Escrow Agreement]

Mark R. Tolner and Cynthia D. Klein
With a copy to:	Address:

STOCKHOLDERS:
Louis J. Pearlman
With a copy to:	Address:

Gregory T. McDonald
With a copy to:	Address:

[Signatures continue]

[Signature Page to Lock-up and Escrow Agreement]

SERIES C HOLDERS:
THE JEFFERSON TRUST
By:
Name:
Title:
With a copy to:	Address:

THE PARAMOUNT TRUST
By:
Name:
Title:
With a copy to:	Address:

[Signatures continue]

[Signature Page to Lock-up and Escrow Agreement]

SERIES C HOLDERS (Continued):
THE MORGAN TRUST
By:
Name:
Title:
With a copy to:	Address:

Mohamed Hadid
With a copy to:	Address:

Richard J. Walk
With a copy to:	Address:

[Signature Page to Lock-up and Escrow Agreement]

EXHIBIT A

CERTIFICATE OF INCUMBENCY

        The undersigned,                        , of                        , hereby certifies that the following named agents are duly appointed, qualified and acting in the capacity set forth opposite his/her name, and the following signature is the true and genuine signature of said officer.

Name	Title	Signature

        IN WITNESS WHEREOF,                        has caused this Certificate of Incumbency to be executed by its agents duly authorized this             day of            , 2002.

[Name of Party]
By:
Name:
Title:

EXHIBIT B

Escrow Agent Fee Schedule

Schedule A

	Shareholder Party	Shares
1	Louis J. Pearlman	58,140,000 shares of Common Stock and such number of shares of Common Stock to be issued upon the Additional Share Distribution Date
2	Gregory T. McDonald	58,140,000 shares of Common Stock and such number of shares of Common Stock to be issued upon the Additional Share Distribution Date
3	The Jefferson Trust	5,378,788 shares of Common Stock 1,060,606 shares of Series C Preferred
4	The Paramount Trust	5,378,788 shares of Common Stock 1,060,606 shares of Series C Preferred
5	The Morgan Trust	5,378,788 shares of Common Stock 1,060,606 shares of Series C Preferred
6	Mohamed Hadid	7,250,000 shares of Common Stock 1,500,000 shares of Series C Preferred
7	Richard J. Walk	1,613,636 shares of Common Stock 318,182 shares of Series C Preferred
8	Mark R. Tolner / Cynthia D. Klein	4,150,000 shares of Common Stock

QuickLinks

  EXHIBIT 2
LOCK-UP AND ESCROW AGREEMENT
SECTION 1 APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR
SECTION II ESCROW ARRANGEMENTS
SECTION III RESTRICTIONS ON TRANSFER
SECTION IV ESCROW AGENT
SECTION V CERTAIN ANTI-DILUTION RIGHTS
SECTION VI MISCELLANEOUS
EXHIBIT A CERTIFICATE OF INCUMBENCY
EXHIBIT B Escrow Agent Fee Schedule
Schedule A